AMENDMENT

          This Amendment, dated as of December 18, 1998 (this

"Amendment"), amends the (i) Asset Purchase Agreement, dated as of August 11, 1998 (the "Purchase Agreement"), among Textron

Inc., Avco Financial Services, Inc. and Associates First Capital

Corporation and (ii) Tax Allocation Agreement, dated as of August

11, 1998, among Textron Inc., Avco Financial Services, Inc. and

Associates First Capital Corporation.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.  Except as otherwise provided in this Amendment, all references herein to sections and exhibits shall be understood to be references to sections and exhibits of the Purchase Agreement.

          1.   Amendments to Article I.  (a) Amendment to

Definition.    The definition in Section 1.1 of the term

"Subsidiary" is hereby deleted in its entirety and the following substituted in lieu thereof: "`Subsidiary' shall mean each

corporation and other entity identified in Schedule A to this

Agreement."

          (b) New Definitions.  The following definitions are

hereby added to Section 1.1 in alphabetical order:

          "`AFSI' shall have the meaning ascribed to it in

Section 5.16."

          "`Delaware LLC' shall have the meaning ascribed to it

          in Section 5.16."

          "`Libor Rate' shall mean, with respect to any interest

period, the rate for deposits in United States Dollars for a period of one week which appears on Telerate page 3750 as of 12 noon, London Time, on January 5, 1999; and "Telerate page 3750"

shall mean the display designated as page 3750 on the Dow Jones

Telerate (or such other pages as may replace page 3750 on that service for the purpose of displaying London interbank offered rates for United States Dollar deposits).  If for any reason such page or service is not available or such one-week rate does not appear on such page or service on January 5, 1999, then the

parties shall agree upon a mutually satisfactory alternative arrangement for determining the equivalent of such rate.'

          "`Plan of Liquidation' shall mean a plan of liquidation

within the meaning of Section 332 of the Code, substantially in the form attached hereto as Exhibit 6."

          "`Pre-Closing Share Transfer Time' shall have the

meaning ascribed to it in Section 5.17(a)."

          2.   Amendments to Article II.  (a)  Amendment to

Section 2.1.  Section 2.1 is hereby amended and restated to read in its entirety as follows:

          "2.1  Purchase and Sale of Assets.  Subject to the

terms and conditions of this Agreement, at the Closing the

Company shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from the Company:

(a) all the outstanding capital stock owned by the Company in the

Directly Owned Subsidiaries (such capital stock, other than the capital stock of Avco Enterprises, Inc., is referred to herein as the "Shares") other than the capital stock of the Directly Owned

Subsidiaries identified under the caption "Target" in Exhibit 4 hereto and the capital stock of Avco Enterprises, Inc.; and (b)

all of the Company's other rights, properties, assets, claims,

contracts and businesses of every kind, character and

description, whether tangible or intangible, whether real,

personal or mixed, whether accrued, contingent or otherwise, and wherever located; except for (v) the receivable from Avco

National Bank in the approximate amount of $543,877, (w) the shares of Parent Series D Cumulative Preferred Stock, (x) any

rights in or to the names "Textron" and "TFC", alone or in

combination with any other words, and any trade names, trademarks or service marks relating thereto, (y) any documents or records which the Company is required by law to retain in its possession and (z) the Purchase Price.  (The Shares and the items listed in

Section 2.1(b) which are being purchased by Buyer are

collectively referred to as the "Assets.")"

          (b)  Amendment to Section 2.2.  Section 2.2 is hereby

amended and restated to read in its entirety as follows:

          "2.2 Assumption of Liabilities.  Subject to the terms

and conditions of this Agreement, the Tax Allocation Agreement and the Separation Agreement, at the Closing the Buyer shall assume all of the liabilities and obligations of the Company

(known and unknown and whether absolute, accrued, contingent or otherwise) existing as of the Closing Date, whether asserted before or after such time, other than the liabilities and

obligations of the Company (i) in connection with the

transactions contemplated by this Agreement, (ii) in connection with the deferred tax liability associated with the Parent Series

D Cumulative Preferred Stock, (iii) for any account payable or other liability or obligation owed to Avco Enterprises, Inc. or

Avco National Bank or (iv) pursuant to, or as a result of a

breach of, this Agreement or any other Contract entered into in connection with the Transaction.  (The liabilities and

obligations being assumed hereunder are collectively referred to as the "Liabilities.")"

          (c)  Amendment to Section 2.3(a).  The following is

hereby added as a new second sentence to Section 2.3(a):  "If the

Closing takes place on January 6, 1999, Buyer shall also pay to the Company on the Closing Date, in immediately available funds by wire transfer to the account referenced in the immediately preceding sentence, interest on $3,900,000,000 at the Libor Rate,

calculated based on a 360-day year and payable for the two-day period commencing on January 4, 1999 and ending on January 5,

1999, and in such case, "Purchase Price" shall be deemed to be a reference to $3,900,000,000 together with such interest."

          (d) Amendment to Section 2.3(b)(1).  The following is

hereby added as new third and fourth sentences to Section

2.3(b)(1):  "The Statement and the schedules required to be

delivered pursuant to the second preceding sentence shall be prepared without giving effect to the transactions contemplated by Section 5.17.  Notwithstanding anything in this Section

2.3(b)(1) to the contrary, if the Closing is on January 6, 1999,

the Statement shall be as of midnight on December 31, 1998."

          (e)  Amendment to Section 2.4.  Section 2.4 is hereby

amended by deleting the clause beginning "provided, further,

however" in the second sentence in its entirety and substituting the following therefor: "provided, further, however, that if the conditions set forth in Article VI are satisfied or waived on or prior to January 6, 1999, the Closing shall occur on January 6,

1999."

          (f)  Amendment to Section 2.5(a)(i).  Section 2.5(a)(i)

is hereby amended by inserting immediately following the word

"Buyer" the following:  "other than certificates representing the

Shares delivered pursuant to Section 2.6(a)".

          (g)  New Section 2.6.  The following is hereby added to

the Purchase Agreement as new Section 2.6:

          "2.6 Obligations at the Pre-Closing Share Transfer

Time.

          (a)  At the Pre-Closing Share Transfer Time, the

Company shall deliver, or cause to be delivered, to Buyer or

Buyer's designee:

               (i) certificates or other evidence of ownership

representing the capital stock of or other ownership interest in the Subsidiaries identified under the column heading "Target" on

Exhibit 4 hereto duly endorsed (or accompanied by duly executed stock powers) for transfer as contemplated hereby;

               (ii)  the Officer's Certificate described in

Section 6.2(e);

               (iii)  all such other documents as may be

necessary to convey to the applicable subsidiary of Buyer the right, title and interest of the Company and the Subsidiaries, as applicable, in the Subsidiaries identified under the column

heading "Target" on Exhibit 4 hereto; and

               (iv) a certificate or certificates under Section

1445(b)(2) of the Code providing that neither the Company nor any

Subsidiary identified under the column "Seller" in Exhibit 4 is a foreign Person, in form and substance reasonably satisfactory to

Buyer.

          (b)  At the Pre-Closing Share Transfer Time, the Buyer

or, in the case of clause (ii) below, the applicable subsidiary of Buyer specified in Exhibit 4 hereto, shall deliver to the

Company or, in the case of clause (ii) below, the applicable

Subsidiary of the Company specified in Exhibit 4 hereto:

               (i) the Officer's Certificate described in Section

6.3(d); and

               (ii) the promissory notes in the manner set forth

in Section 5.17.".

          3.   Amendments to Article III.  (a)  Amendment to

Section 3.1(a).  Section 3.1(a) is hereby amended by adding as a new final sentence to such Section the following:  "The term

"corporation" and phrase "jurisdiction of incorporation" shall be deemed to include references to limited liability company and jurisdiction of formation, respectively, to the extent related to the Delaware LLC. Notwithstanding anything to the contrary, no representation or warranty is made in this Section 3.1(a)

regarding the due organization of the Delaware LLC.".

          (b)  Amendment to Section 3.2(d).   Section 3.2(d) is

hereby amended by (i) adding immediately following the word

"Liens" in the first sentence of such Section the following:

"other than the Shares sold and purchased at the Pre-Closing

Share Transfer Time" and (ii) adding as the new third sentence of such Section the following: "Upon consummation of the

transactions contemplated by Section 5.17, the applicable

subsidiary of Buyer identified under the column heading "Buyer"

on Exhibit 4 hereto will acquire valid title to all of the

outstanding capital stock of, or all of the other equity interest in, the Subsidiaries identified under the column heading "Target"

on Exhibit 4 hereto.".

          (c)  New Section 3.17.  The following is hereby added

to the Purchase Agreement as new Section 3.17:

          "3.17  Avco Enterprises, Inc. and Avco National Bank.

Avco Enterprises, Inc. has no assets other than goodwill, the capital stock of Avco National Bank and a receivable from the

Company, which receivable may be eliminated prior to the Closing without the direct or indirect transfer of any of the assets of the Company to Avco Enterprises, Inc.  Avco National Bank has no

assets other than cash, cash equivalents, investments and

receivables.  Excluding the note receivable due to Avco

Enterprises, Inc. from the Company, the aggregate book value of the assets of Avco Enterprises Inc. and Avco National Bank shall not exceed U.S. $6 million as of the date of the Statement."

          4.   Amendments to Article V.  (a) Amendment to Section

5.1(b).  Section 5.1(b) is hereby amended by adding as a new second sentence the following:  "Notwithstanding anything herein to the contrary, from and after the date of the Statement and prior to the Closing, the Company shall not, nor shall it permit any Subsidiary to, (i) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed

distribution in respect of, or redeem or repurchase, any of its capital stock or otherwise make any payment to Parent in its capacity as a stockholder or (ii) except as required by any

intercompany agreement as in effect on the date hereof which is not required to be terminated as of the Closing Date, pay,

distribute, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or

arrangement with, Parent or any affiliate of Parent, other than the Company or the Subsidiaries.".

          (b)  New Sections 5.16, 5.17, 5.18 and 5.19.  The

following are hereby added to the Purchase Agreement as new

Sections 5.16, 5.17, 5.18 and 5.19:

          "5.16  Pre-Closing Restructuring.  (a) UK

Restructuring.  Prior to the Closing Date, the Company shall cause Avco Financial Services International, Inc. ("AFSI") to (i)

form a single member limited liability company under the laws of the State of Delaware (the "Delaware LLC") by executing and

filing with the Secretary of State of the State of Delaware a certificate of formation and executing an operating agreement, in each case reasonably satisfactory to Buyer, (ii) acquire 100% of the equity interest in the Delaware LLC for $1,000 in cash and

(iii) upon receipt of all material Consents required therefor,

transfer all of the outstanding capital stock of Avco Group

Limited to the Delaware LLC as a contribution to capital.

          (b)  Canadian Restructuring.   Prior to the Closing

Date,  (i) the Company shall cause AFSI to adopt the Plan of

Liquidation and (ii) the Company shall cause AFSI  to distribute the capital stock of Avco D.C. Corporation and the capital stock of AFS Corporation to the Company pursuant to the Plan of

Liquidation.  Parent shall file a protective election under

Treasury Regulation section 1.1502-13(f)(5)(ii) with respect to the deemed liquidation of  Avco D.C. Corporation and AFS

Corporation resulting from the election under section 338(h)(10)

of the Code in the manner prescribed by Treasury Regulation

section 1.1502-13(f)(5)(ii)(E).

          5.17  Sale of Certain Entities.  (a) Sale and Purchase.

Subject to the terms and conditions of this Agreement, on the

Closing Date but prior to the Closing, the Company shall, or shall cause its Subsidiaries, as applicable, to sell, transfer,

convey, assign and deliver to the applicable subsidiary of Buyer identified under the column heading "Buyer" on Exhibit 4 hereto,

and Buyer shall cause each such subsidiary of Buyer to purchase,

acquire and accept from the Company or the applicable Subsidiary of the Company, as the case may be, all of the capital stock or other ownership interest owned by the Company or such Subsidiary in the Subsidiaries identified under the column heading "Target"

on Exhibit 4 hereto.  The time of such sales and purchases shall be referred to herein as the "Pre-Closing Share Transfer Time".

In consideration, Buyer will cause each such purchasing

subsidiary of Buyer to deliver a promissory note substantially in the form of Exhibit 5 hereto to the Company (where the Company is the seller) or the applicable selling Subsidiary of the Company identified under the column heading "Seller" on Exhibit 4 hereto at the Pre-Closing Share Transfer Time in the amount set forth under the column heading "Price" on Exhibit 4 hereto.  The

Company shall, and shall cause each selling Subsidiary to,

maintain sole record and beneficial ownership of the promissory note received by it and will not, and will not permit any selling

Subsidiary to, create, incur, suffer to exist or assume any Lien on any such promissory note.

          (b)  Location of Sale and Purchase.  The transactions

described in Section 5.17(a) shall take place at the same place as the Closing shall take place; provided, that the purchase and sale of the equity interest of the Delaware LLC shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, One

Canada Square, Canary Wharf, London, England."

          (c)  Order of Transactions.  The transactions

contemplated by Section 5.16 and Section 5.17(a) shall be deemed to have occurred in the order contemplated by such Sections

regardless of the actual order in which they occur.

          5.18  Return of Assets.  (a) Avco Enterprises, Inc. and

Avco National Bank.  In the event that Avco Enterprises, Inc. or

Avco National Bank owns any assets of any nature at the date of the Statement other than the assets identified in and in the amounts permitted by Section 3.17, the Company shall, at Buyer's option, following the Closing, deliver, or cause to be delivered,

such assets to Buyer without further consideration.  For purposes of Section 6.2(c)(i)(C) hereof, the assets and liabilities of

Avco Enterprises, Inc. and Avco National Bank shall be computed without regard to any assets other than the assets identified in and in the amounts permitted by Section 3.17 hereof.

          (b)  Prohibited Dividends, Distribution and Other

Transactions.  In the event that the Company or any of the

Subsidiaries takes any action prohibited by the second sentence of Section 5.1(b), the Company shall, following the Closing, pay to Buyer promptly upon request the amount of any direct or

indirect loss of value to Buyer.

          5.19  Qualifying Shares.  Prior to the Closing, the

Company shall identify to Buyer the owner of all qualifying

shares for each of the Subsidiaries.  Except where the owner of a qualifying share is a Subsidiary, Seller shall arrange for the transfer (for no additional consideration) by the owner thereof to Buyer or one or more of its nominees at the Closing of the qualifying shares of each of the Subsidiaries."

          5.   Amendments to Article VI.  (a)  Amendment to

Sections 6.1, 6.2 and 6.3.  The text of Sections 6.1, 6.2 and 6.3 preceding Sections 6.1(a), 6.2(a) and 6.3(a), respectively, is hereby amended by inserting immediately following the word

"Transaction" the following:  "and the transactions contemplated by Section 5.17 hereof" .

          (b)  Amendment to section 6.2(c).  Section 6.2(c) is

hereby amended and restated to read in its entirety as follows:

          "(c)  Adjusted Stockholder's Equity.  Adjusted

Stockholder's Equity, as defined below, shall be greater than one billion two hundred twenty-seven million four hundred thousand dollars ($1,227,400,000).  (If Adjusted Stockholder's Equity is

less than $1,227,400,000, this condition can be satisfied by a contribution of cash to the capital of the Company on or before

Closing equal to the difference between Adjust Stockholder's

Equity and $1,227,400,000.)  For purposes of this Section, the term "Adjusted Stockholder's Equity" shall mean stockholder's equity (i.e., total consolidated assets, less total consolidated liabilities) of the Company as set forth in the Statement

computed (i) without regard to (A) any securities valuation

adjustment and any currency translation adjustment, (B) the

Parent Series D Cumulative Preferred Stock and the deferred Tax liability attributable thereto, and (C) the assets and

liabilities of Avco Enterprises, Inc. and Avco National Bank

(computed in accordance with Section 5.18) and any account

payable owed by the Company to Avco Enterprises, Inc., (ii)

without including any of the assets referred to in clauses (v),

(w), (x), (y) and (z) of Section 2.1 to the extent such assets were reflected on the Interim Statements, (iii) by adding an amount equal to any accruals or payments made after June 30, 1998 and prior to the date of the Statement pursuant to the agreements and programs identified as item 2 of Section 3.7(a) of the

Disclosure Schedule, (iv) without giving effect to the

transactions contemplated by Section 5.17, and (v) otherwise taking into account Sections 19(b) and 19(c) of the Tax

Allocation Agreement."

          (c)  Amendment to Section 6.3(c).  Section 6.3(c) is

hereby amended by deleting the word "assumed" and inserting in lieu thereof the following:  "agreed, effective as of the

Closing, to assume".

          (d)  New Section 6.4.  The following is hereby added to

the Purchase Agreement as new Section 6.4:

          "6.4 Waiver.  Upon consummation of the transactions

contemplated by Section 5.17, the parties shall have been deemed to have waived to the extent permitted by applicable Law all conditions to their respective obligations specified in Article

VI, other than the conditions specified in Section 6.1(a) and

6.2(c)."

          6.   Amendment to Schedule A.  Schedule A is amended

effective as of August 11, 1998 by adding (i) an asterisk in front of the name Avco Financial Services (Hong Kong) Limited,

(ii) 1154247 Ontario Inc. as a subsidiary of Textron Financial

Corporation (Canada), jurisdiction - Ontario, country of

incorporation - Canada, (iii) the following as subsidiaries of

Commercial Finance Capital PLC, all of whose jurisdiction and country of Incorporation is the United Kingdom:  Commercial

Finance (Eng.) Ltd., Print Skills Holdings Ltd., Impress Graphic

Equipment Ltd. and Advance Machining Systems Ltd., (iv) Ltd. to

the end of Hallmark Life Insurance Company, an Australian

corporation, and (v) Limited to the end of Hallmark General

Insurance Company, a Hong Kong corporation and by deleting

Commercial Graphic Finance Limited, a UK corporation. Schedule A is amended effective as of the date hereof by adding (i) +AFS

Insurance Services of Hawaii, L.L.C. as a subsidiary of Avco

Money By Mail, Inc., jurisdiction - Hawaii, country of

incorporation - U.S., (ii) Holdco L.L.C. as a subsidiary of Avco

Financial Services International, Inc., jurisdiction - Delaware,

country of formation - U.S. and (iii) Everday Finance Limited as a subsidiary of Avco Capital PLC, jurisdiction and country of incorporation - Ireland, and by deleting (y) Avco Servicios

Financieros Establecimiento Financiero de Credito, S.A. and (z)

Avco Financial Services of Billings One, Inc., a Montana

corporation.  Schedule A is amended effective as of the Closing

Date to reflect the changes specified in Section 5.16(b) of the

Purchase Agreement.

          7.   Amendment of Tax Allocation Agreement and Exhibit

2 to the Purchase Agreement.      (a)  Amendment to Section 1.

Paragraphs (g), (h), (i), (j) and (k) of Section 1 of the Tax

Allocation Agreement and Section 1 of Exhibit 2 to the Purchase

Agreement are hereby renumbered (h), (i), (j), (k) and (l),

respectively, and the following is hereby added as paragraph (g)

of Section 1 of the Tax Allocation Agreement and paragraph (g) of

Section 1 of Exhibit 2 to the Purchase Agreement:

     "(g) "Section 338 Ruling" shall have the meaning ascribed to it in Section 3 of this Agreement."

           (b)  Amendment to Section 3.  Section 3 of the Tax

Allocation Agreement and Section 3 of Exhibit 2 to the Purchase

Agreement are hereby amended (i) by inserting after the word

"Subsidiaries" the following:  "(including the purchase and sale of the stock of Avco D.C. Corporation and AFS Corporation

pursuant to Section 5.17 of the Asset Purchase Agreement)" and

(ii) by inserting after third sentence in such Sections the

following:  "With respect to any sale (or deemed sale) of the

Shares of any non-U.S. Subsidiary, a Section 338(g) election shall not be deemed to result in a significant cost of Parent or its Affiliates if Parent obtains a ruling from the Internal

Revenue Service regarding any deemed sale gain or loss resulting from such Section 338(g) election so that when such ruling is applied by Parent to the facts and circumstances of the

transactions consummated pursuant to the Asset Purchase Agreement

(the "Transactions") Parent reasonably concludes that any such deemed sale gain or loss would not directly or indirectly reduce by at least U.S. $1 million the amount of foreign tax credits that Parent and its Affiliates may use to offset any U.S. federal income tax imposed on the Transactions as compared to the amount of foreign tax credits that Parent and its Affiliates would have been entitled to use to offset any U.S. federal income tax

imposed on the Transactions in the absence of such Section 338(g)

election (a "Section 338 Ruling"). Upon written request from

Buyer, Parent agrees to apply for a Section 338 ruling from the

Internal Revenue Service.  The cost of obtaining any Section 338

Ruling shall be shared equally between Buyer and Parent."

          (c)  Amendment to Section 4.  Section 4(a) of the Tax

Allocation Agreement and Section 4(a) of Exhibit 2 of the

Purchase Agreement are hereby amended by adding as a new fifth sentence the following:  "Parent shall report the transactions consummated pursuant to Sections 5.16(b)(i) and 5.16(b)(ii) of the Asset Purchase Agreement as distributions of the capital stock of Avco D.C. Corporation and AFS Corporation in liquidation of AFSI governed by sections 332 and 337 of the Code."  Section

4(b) of the Tax Allocation Agreement and Section 4(b) of Exhibit

2 of the Purchase Agreement are hereby amended by adding as a new third sentence the following:  "Parent shall report the

transactions consummated pursuant to Sections 5.16(b)(i) and

5.16(b)(ii) of the Asset Purchase Agreement as distributions  of the capital stock of Avco D.C. Corporation and AFS Corporation in liquidation of AFSI governed by Sections 332 and 337 of the

Code."

          (d)  Amendments to Section 6.  (i) Section 6(a) of the

Tax Allocation Agreement and Section 6(a) of Exhibit 2 to the

Purchase Agreement are hereby amended by adding immediately

following the word "obligation" the first time it appears in the proviso the following:  "; provided, further, however, that

Parent shall have no obligation to indemnify Buyer with respect to any Taxes covered by Section 6(c) of this Agreement."

          (ii)  Section 6(c) of the Tax Allocation Agreement and

Section 6(c) of Exhibit 2 to the Purchase Agreement are hereby renumbered as Section 6(d).

          (iii)  The following is hereby added as Section 6(c) of

the Tax Allocation Agreement and Section 6(c) of Exhibit 2 to the

Purchase Agreement:

          "(c)  Indemnification.  Buyer shall indemnify and hold

Parent harmless from

(i)  any stamp or other transfer taxes resulting directly or indirectly from any of the transactions consummated pursuant to

Sections 5.16 and 5.17 of the Asset Purchase Agreement or the

sale of any Subsidiary to a party other than the Buyer; (ii)  any liability of Parent or its Affiliates for tax imposed under the

Canadian Tax Act (or any provincial taxing statute), including ,

but not limited to, withholding tax, transfer tax, sales tax,

income tax, and capital tax, and interest, fines and penalties thereon; and (iii) any United States federal and state income tax liability (including any interest, fines, penalties and additions to tax thereon) resulting from the distribution by AFSI of the stock of Avco D.C. Corporation and AFS Corporation to the Company

pursuant to Section 5.16(b) of the Asset Purchase Agreement, in

each case net of any Tax Benefit realized by Parent or its

Affiliates with respect to the underlying item giving rise to such indemnification obligation; provided, however, that Buyer shall indemnify Parent under this Section 6(c) only to the extent the tax liability of Parent or its Affiliates under item (i),

(ii) or (iii) above exceeds the  tax liability Parent or its

Affiliates would have incurred with respect to such item had such

Subsidiary not been subject to Section 5.16 or Section 5.17 of the Asset Purchase Agreement; and provided, further, that Buyer shall not indemnify Parent for any Taxes imposed as a result of

Parent taking any action not contemplated by the Plan of

Liquidation or preparing any Tax Return in a manner  inconsistent with the fifth sentence of Section 4(a) hereof or the third

sentence of section 4(b) hereof.

          (e)  Amendment to Section 9.  Section 9(b) of the Tax

Allocation Agreement and Section 9(b) of Exhibit 2 to the

Purchase Agreement are hereby amended by adding after the word

"Agreement" the following: "(including any liability of Buyer under Section 6(c)(iii) of  this Agreement)".

          (f) Addition of Section 20.  The following is hereby

added as new Section 20 of the Tax Allocation Agreement and new

Section 20 of Exhibit 2 to the Purchase Agreement:

          "20.  Tax Treatment of Delaware LLC.  Buyer shall treat

the Delaware LLC as a disregarded entity for U.S. federal income tax purposes and shall take, or fail to take, as the case may be,

any necessary action so as to comply herewith."

          8.   Addition of Exhibits.  The Exhibits attached

hereto as Exhibit 4, Exhibit 5 and Exhibit 6 are hereby added as

Exhibit 4, Exhibit 5 and Exhibit 6, respectively, to the Purchase

Agreement.

          9.   Parties in Interest. This Amendment shall be

binding upon and inure solely to the benefit of each party hereto and its  respective successors and assigns.  Nothing in this

Amendment, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.

          10.  Captions. The section and paragraph captions

herein are for convenience of reference only, do not constitute part of this Amendment and shall not be deemed to limit or

otherwise affect any of the provisions hereof.

          11.  Governing Law.  This Amendment shall be governed

by, and construed in accordance with, the laws of the State of

New York without giving effect to the principles of conflicts of laws thereof.

          12.  Counterparts.  For the convenience of the parties

hereto, this Amendment may be executed in any number of

counterparts, each such counterpart being deemed to be an

original instrument, and all such counterparts shall together constitute the same agreement.

[The remainder of this page intentionally left blank.  Signatures follow on page S-1.]



     IN WITNESS WHEREOF, the parties hereto have caused this

Amendment to be executed by their respective duly authorized officers as of the date first above written.

                              TEXTRON INC.


                              By:    /s/Edward C. Arditte
                              Name:  Edward C. Arditte
                              Title: Vice President and Treasurer


                              AVCO FINANCIAL SERVICES, INC.


                              By:    /s/Edward C. Arditte
                              Name:  Edward C. Arditte
                              Title: Vice President


                              ASSOCIATES FIRST CAPITAL CORPORATION


                              By:    /s/Roy A. Guthrie
                              Name:  Roy A. Guthrie
                              Title: Chief Financial Officer